Exhibit 99.1

PRESS RELEASE

Partners Bancorp Reports Results of Operations for the Second Quarter 2021

SALISBURY, MD – August 2, 2021 – Partners Bancorp (NASDAQ: PTRS) (the “Company”), the parent company of The Bank of Delmarva (“Delmarva”), Seaford, Delaware, and Virginia Partners Bank (“Virginia Partners”), Fredericksburg, Virginia, reported net income attributable to the Company of $2.2 million, or $0.12 per share, for the three months ended June 30, 2021, a $1.1 million or 108.0% increase when compared to net income attributable to the Company of $1.0 million, or $0.06 per share, for the same period in 2020. For the six months ended June 30, 2021, the Company reported net income attributable to the Company of $3.3 million, or $0.18 per share, a $193 thousand or 5.6% decrease when compared to net income attributable to the Company of $3.4 million, or $0.19 per share, for the same period in 2020.

The Company’s results of operations for the three and six months ended June 30, 2021 were directly impacted by the following:

Positive Impacts:

•	An increase in net interest income due primarily to higher loan fees earned related to the forgiveness of loans originated and funded under the Paycheck Protection Program (“PPP”) of the Small Business Administration and lower rates paid on average interest bearing deposits;

•	A significantly lower provision for credit losses due to the current economic environment and the COVID-19 pandemic compared to June 30, 2020; and

•	Improved operating results of Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC, and higher mortgage division fees at Delmarva.

Negative Impacts:

•	A lower net interest margin (tax equivalent basis);

•	Lower gains on sales and calls of investment securities;

•	Higher losses on other real estate owned due to valuation adjustments; and

•	Expenses associated with Virginia Partners’ new key hires and expansion into the Greater Washington market and Delmarva opening its new information technology and training center during the fourth quarter of 2020.

On July 28, 2021, the Company’s board of directors declared a cash dividend of $0.025 per share, payable on October 1, 2021, to holders of record of its common stock as of the close of business on September 24, 2021.

For the three months ended June 30, 2021, the Company’s annualized return on average assets, annualized return on average equity and efficiency ratio were 0.55%, 6.44% and 72.30%, respectively, as compared to 0.30%, 3.06% and 71.72%, respectively, for the same period in 2020.

For the six months ended June 30, 2021, the Company’s annualized return on average assets, annualized return on average equity and efficiency ratio were 0.42%, 4.87% and 73.30%, respectively, as compared to 0.52%, 5.11% and 70.66%, respectively, for the same period in 2020.

The increase in net income attributable to the Company for the three months ended June 30, 2021, as compared to the same period in 2020, was driven by an increase in net interest income, lower provision for credit losses, and an increase in other income, and was partially offset by higher other expenses and federal and state income taxes.

The decrease in net income attributable to the Company for the six months ended June 30, 2021, as compared to the same period in 2020, was driven by higher other expenses, and was partially offset by an increase in net interest income, lower provision for credit losses, an increase in other income, and a decrease in federal and state income taxes.

Interest Income and Expense – Three Months Ended June 30, 2021 and 2020

Net interest income and net interest margin

Net interest income in the second quarter of 2021 increased by $817 thousand, or 7.5%, when compared to the second quarter of 2020. The Company's net interest margin (tax equivalent basis) decreased to 3.04%, representing a decrease of 21 basis points for the three months ended June 30, 2021 as compared to the same period in 2020. The decrease in the net interest margin (tax equivalent basis) was primarily due to a decrease in the yields earned on average loans and investment securities, and higher average balances of interest-bearing liabilities. These margin pressures were offset by higher loan fees earned related to the forgiveness of loans originated and funded under the PPP, increases in average loan and investment securities balances, and lower rates paid on average interest-bearing liabilities. The Company’s net interest margin (tax equivalent basis) was also negatively impacted by higher average balances of cash and due from banks, interest bearing deposits in other financial institutions and federal funds sold, which are lower yielding interest-earning assets. Total interest income increased by $65 thousand, or 0.5%, for the three months ended June 30, 2021 while total interest expense decreased by $751 thousand, or 24.7%, both as compared to the same period in 2020. The most significant factors impacting net interest income during the three month period ended June 30, 2021 were as follows:

Positive Impacts:

•	Increases in average loan balances, primarily due to organic loan growth, and higher loan fees earned related to the forgiveness of loans originated and funded under the PPP, partially offset by lower loan yields;

•	Increases in average investment securities balances, primarily due to management of the investment securities portfolio in light of the Company's liquidity needs, partially offset by lower investment securities yields;

•	Decrease in the rate paid on average interest-bearing deposit balances, primarily due to lower rates paid on average money market and time deposits, partially offset by increases in average interest-bearing deposit balances, primarily due to organic deposit growth; and

•	Decrease in average borrowings balances, primarily due to a decrease in the average balance of Federal Home Loan Bank advances due to maturities and payoffs of borrowings that were not replaced, and a decrease in average borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company were previously pledged as collateral, which were partially offset by the issuance of $18.1 million in subordinated notes payable, net, in late June 2020, and higher rates paid. The increase in average rates paid was primarily due to the issuance of $18.1 million in subordinated notes payable, which was partially offset by a decrease in rates paid on Federal Home Loan Bank advances due to maturities and payoffs of borrowings that were not replaced and the decline in interest rates beginning late in the first quarter of 2020.

Negative Impacts:

•	Increases in average cash and due from banks, interest bearing deposits in other financial institutions and federal funds sold, primarily due to deposit growth outpacing loan growth, and lower yields on each.

Loans

Average loan balances increased by $32.2 million, or 3.1%, and average yields earned decreased by 0.14% to 4.86% for the three months ended June 30, 2021, as compared to the same period in 2020. The increase in average loan balances was primarily due to organic loan growth, including average growth of approximately $17.4 million in loans related to Virginia Partners recent expansion into the Greater Washington market, which was partially offset by the forgiveness of loans originated and funded under the PPP. Organic loan growth continues to be negatively impacted by higher pay-offs and tempered loan demand due to the uncertainty surrounding the COVID-19 pandemic. The decrease in average yields earned was primarily due to pay-offs of higher yielding fixed rate loans, repricing of variable rate loans, and lower average yields on new loan originations, including loans originated under the PPP at an interest rate of 1%, which were partially offset by higher loan fees earned related to the forgiveness of loans originated and funded under the PPP. Total average loans were 70.9% of total average interest-earning assets for the three months ended June 30, 2021, compared to 77.8% for the three months ended June 30, 2020.

Investment securities

Average total investment securities balances increased by $9.9 million, or 8.1%, and average yields earned decreased by 0.75% to 2.04% for the three months ended June 30, 2021, as compared to the same period in 2020, primarily due to management of the investment securities portfolio in light of the Company's liquidity needs and lower interest rates over the comparable period. In addition, the decrease in average yields earned was driven by accelerated prepayments on mortgage-backed investment securities in the low interest rate environment. These prepayments have caused the premiums paid on these investment securities to be amortized into expense on an accelerated basis thereby reducing income and yield earned. Total average investment securities were 8.6% of total average interest-earning assets for the three months ended June 30, 2021, compared to 9.0% for the three months ended June 30, 2020.

Interest-bearing deposits

Average total interest-bearing deposit balances increased by $115.7 million, or 14.7%, and average rates paid decreased by 0.49% to 0.77% for the three months ended June 30, 2021, as compared to the same period in 2020, primarily due to organic deposit growth, including average growth of approximately $43.9 million in deposits related to Virginia Partners recent expansion into the Greater Washington market, and a decrease in the average rate paid on money market and time deposits due to the decline in interest rates beginning late in the first quarter of 2020.

Borrowings

Average total borrowings decreased by $79.4 million, or 59.6%, and average rates paid increased by 2.30% to 4.02% for the three months ended June 30, 2021, as compared to the same period in 2020. The decrease in average total borrowings was primarily due to a decrease in the average balance of Federal Home Loan Bank advances due to maturities and payoffs of borrowings that were not replaced, and a decrease in average borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company were previously pledged as collateral, which were partially offset by the issuance of $18.1 million in subordinated notes payable, net, in late June 2020. The increase in average rates paid was primarily due to the issuance of $18.1 million in subordinated notes payable, which was partially offset by a decrease in rates paid on Federal Home Loan Bank advances due to maturities and payoffs of borrowings that were not replaced and the decline in interest rates beginning late in the first quarter of 2020.

Interest Income and Expense – Six Months Ended June 30, 2021 and 2020

Net interest income and net interest margin

Net interest income in the first six months of 2021 increased by $641 thousand, or 2.9%, when compared to the first six months of 2020. The Company's net interest margin (tax equivalent basis) decreased to 3.03%, representing a decrease of 42 basis points for the six months ended June 30, 2021 as compared to the same period in 2020. The decrease in the net interest margin (tax equivalent basis) was primarily due to a decrease in the yields earned on average loans and investment securities, and higher average balances of interest-bearing liabilities. These margin pressures were offset by higher loan fees earned related to the forgiveness of loans originated and funded under the PPP, increases in average loan and investment securities balances, and lower rates paid on average interest-bearing liabilities. The Company’s net interest margin (tax equivalent basis) was also negatively impacted by higher average balances of cash and due from banks, interest bearing deposits in other financial institutions and federal funds sold, which are lower yielding interest-earning assets. Total interest income decreased by $884 thousand, or 3.1%, for the six months ended June 30, 2021 while total interest expense decreased by $1.5 million, or 24.3%, both as compared to the same period in 2020. The most significant factors impacting net interest income during the six months ended June 30, 2021 were as follows:

Positive Impacts:

•	Increases in average loan balances, primarily due to organic loan growth and loans originated and funded under the PPP, and higher loan fees earned related to the forgiveness of loans originated and funded under the PPP, partially offset by lower loan yields;

•	Increases in average investment securities balances, primarily due to management of the investment securities portfolio in light of the Company's liquidity needs, partially offset by lower investment securities yields;

•	Decrease in the rate paid on average interest-bearing deposit balances, primarily due to lower rates paid on average money market and time deposits, partially offset by increases in average interest-bearing deposit balances, primarily due to organic deposit growth; and

•	Decrease in average borrowings balances, primarily due to a decrease in the average balance of Federal Home Loan Bank advances due to maturities and payoffs of borrowings that were not replaced, and a decrease in average borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company were previously pledged as collateral, which were partially offset by the issuance of $18.1 million in subordinated notes payable, net, in late June 2020, and higher rates paid. The increase in average rates paid was primarily due to the issuance of $18.1 million in subordinated notes payable, which was partially offset by a decrease in rates paid on Federal Home Loan Bank advances due to maturities and payoffs of borrowings that were not replaced and the decline in interest rates beginning late in the first quarter of 2020.

Negative Impacts:

•	Increases in average cash and due from banks, interest bearing deposits in other financial institutions and federal funds sold, primarily due to deposit growth outpacing loan growth, and lower yields on each.

Loans

Average loan balances increased by $43.1 million, or 4.2%, and average yields earned decreased by 0.24% to 4.89% for the six months ended June 30, 2021, as compared to the same period in 2020. The increase in average loan balances was primarily due to organic loan growth, including average growth of approximately $11.5 million in loans related to Virginia Partners recent expansion into the Greater Washington market, and loans originated and funded under the PPP, which were partially offset by the forgiveness of loans originated and funded under the PPP. Organic loan growth continues to be negatively impacted by higher pay-offs and tempered loan demand due to the uncertainty surrounding the COVID-19 pandemic. The decrease in average yields earned was primarily due to pay-offs of higher yielding fixed rate loans, repricing of variable rate loans, and lower average yields on new loan originations, including loans originated under the PPP at an interest rate of 1%, which were partially offset by higher loan fees earned related to the forgiveness of loans originated and funded under the PPP. Total average loans were 71.5% of total average interest-earning assets for the six months ended June 30, 2021, compared to 80.4% for the six months ended June 30, 2020.

Investment securities

Average total investment securities balances increased by $12.6 million, or 10.7%, and average yields earned decreased by 1.08% to 1.79% for the six months ended June 30, 2021, as compared to the same period in 2020, primarily due to management of the investment securities portfolio in light of the Company's liquidity needs and lower interest rates over the comparable period. In addition, the decrease in average yields earned was driven by accelerated prepayments on mortgage-backed investment securities in the low interest rate environment. These prepayments have caused the premiums paid on these investment securities to be amortized into expense on an accelerated basis thereby reducing income and yield earned. Total average investment securities were 8.7% of total average interest-earning assets for the six months ended June 30, 2021, compared to 9.2% for the six months ended June 30, 2020.

Interest-bearing deposits

Average total interest-bearing deposit balances increased by $118.4 million, or 15.4%, and average rates paid decreased by 0.50% to 0.82% for the six months ended June 30, 2021, as compared to the same period in 2020, primarily due to organic deposit growth, including average growth of approximately $29.9 million in deposits related to Virginia Partners recent expansion into the Greater Washington market, and a decrease in the average rate paid on money market and time deposits due to the decline in interest rates beginning late in the first quarter of 2020.

Borrowings

Average total borrowings decreased by $49.7 million, or 42.3%, and average rates paid increased by 1.30% to 3.36% for the six months ended June 30, 2021, as compared to the same period in 2020. The decrease in average total borrowings was primarily due to a decrease in the average balance of Federal Home Loan Bank advances due to maturities and payoffs of borrowings that were not replaced, and a decrease in average borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company were previously pledged as collateral, which were partially offset by the issuance of $18.1 million in subordinated notes payable, net, in late June 2020. The increase in average rates paid was primarily due to the issuance of $18.1 million in subordinated notes payable, which was partially offset by a decrease in rates paid on Federal Home Loan Bank advances due to maturities and payoffs of borrowings that were not replaced and the decline in interest rates beginning late in the first quarter of 2020.

Provision for Credit Losses

The provision for credit losses in the second quarter of 2021 decreased by $1.7 million, or 66.1%, when compared to the second quarter of 2020. The provision for credit losses in the first six months of 2021 decreased by $577 thousand, or 18.2%, when compared to the first six months of 2020. The decrease in the provision for credit losses during the three and six months ended June 30, 2021, as compared to the same periods of 2020, was primarily due to qualitative adjustment factors made to the allowance for credit losses related to the current economic environment and the ongoing COVID-19 pandemic compared to June 30, 2020, which was partially offset by the deterioration in asset quality and increased specific reserves of two loan relationships during the first quarter of 2021 that have been individually evaluated for impairment, an increase in historical loss rates, loans acquired in the Virginia Partners acquisition that have converted from acquired to originated status, and organic loan growth. The provision for credit losses during the three and six months ended June 30, 2021, as well as the allowance for credit losses as of June 30, 2021, represents management’s best estimate of the impact of the COVID-19 pandemic on the ability of the Company’s borrowers to repay their loans. Management continues to carefully assess the exposure of the Company’s loan portfolio to COVID-19 pandemic related factors, economic trends and their potential effect on asset quality. As of June 30, 2021, the Company’s delinquencies and nonperforming assets had not been materially impacted by the COVID-19 pandemic.

Other Income

Other income in the second quarter of 2021 increased by $76 thousand, or 3.6%, when compared to the second quarter of 2020. Key changes in the components of other income for the three months ended June 30, 2021, as compared to the same period in 2020, are as follows:

•	Service charges on deposit accounts increased by $39 thousand, or 27.6%, due primarily to increases in overdraft fees as a result of the easing of restrictions and the lifting of lockdowns in the Company’s markets of operation and Virginia Partners no longer automatically waiving overdraft fees which was previously done in an effort to provide all necessary financial support and services to its customers and communities, both as related to the ongoing COVID-19 pandemic as compared to the same period of 2020;

•	Gains on sales and calls of investment securities decreased by $466 thousand, or 98.8%, due primarily to Delmarva recording no gains on sales or calls of investment securities during the second quarter of 2021, as compared to recording $91 thousand in gains on sales and calls of investment securities during the same period of 2020. In addition, Virginia Partners recorded gains of $6 thousand on the calls of investment securities during the second quarter of 2021, as compared to recording $381 thousand in gains on sales and calls of investment securities during the same period of 2020;

•	Mortgage banking income increased by $121 thousand, or 14.7%, due primarily to Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC having a higher volume of loan closings as compared to the same period in 2020;

•	Gains on sales of other assets increased by less than $1 thousand as a result of Delmarva recording an additional gain related to the sale of its VISA credit card portfolio during the first quarter of 2021. There were no gains on sales of other assets for the same period of 2020; and

•	Other income increased by $382 thousand, or 54.2%, due primarily to higher mortgage division fees at Delmarva, increases in debit card income and ATM fees, Delmarva recording earnings on bank owned life insurance policies that were not present during the same period of 2020, and Virginia Partners recording higher fees from its participation in a loan hedging program with a correspondent bank.

Other income in the first six months of 2021 increased by $777 thousand, or 21.1%, when compared to the first six months of 2020. Key changes in the components of other income for the six months ended June 30, 2021, as compared to the same period in 2020, are as follows:

•	Service charges on deposit accounts decreased by $81 thousand, or 18.7%, due primarily to decreases in overdraft and nonsufficient fund fees as a result of the significant increase in deposit balances;

•	Gains on sales and calls of investment securities decreased by $549 thousand, or 96.5%, due primarily to Delmarva recording no gains on sales or calls of investment securities during the first six months of 2021, as compared to recording $187 thousand in gains on sales and calls of investment securities during the same period of 2020. In addition, Virginia Partners recorded gains of $20 thousand on the sales and calls of investment securities during the first six months of 2021, as compared to recording $381 thousand in gains on sales and calls of investment securities during the same period of 2020;

•	Mortgage banking income increased by $824 thousand, or 64.2%, due primarily to Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC having a higher volume of loan closings as compared to the same period in 2020;

•	Gains on sales of other assets increased by $1 thousand as a result of Delmarva selling its VISA credit card portfolio during the first quarter of 2021. There were no gains on sales of other assets for the same period of 2020; and

•	Other income increased by $581 thousand, or 41.3%, due primarily to higher mortgage division fees at Delmarva, increases in debit card income and ATM fees, Delmarva recording earnings on bank owned life insurance policies that were not present during the same period of 2020, and Virginia Partners recording higher fees from its participation in a loan hedging program with a correspondent bank.

Other Expenses

Other expenses in the second quarter of 2021 increased by $1.1 million, or 11.6%, when compared to the second quarter of 2020. Key changes in the components of other expenses for the three months ended June 30, 2021, as compared to the same period in 2020, are as follows:

•	Salaries and employee benefits increased by $654 thousand, or 13.6%, primarily due to increases related to staffing changes, including expenses associated with Virginia Partners’ new key hires and expansion into the Greater Washington market and Delmarva opening its new full-service branch at 26th Street in Ocean City, Maryland, merit increases, stock-based compensation expense and benefit costs. In addition, due to the increase in mortgage banking income from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC, as well as higher mortgage division fees at Delmarva, salaries and employee benefits increased due to an increase in commissions expense paid;

•	Premises and equipment increased by $85 thousand, or 7.5%, primarily due to increases related to Delmarva opening its new information technology and training center during the fourth quarter of 2020 and its new full-service branch at 26th Street in Ocean City, Maryland during the second quarter of 2021, repairs and maintenance, and software amortization associated with Virginia Partners’ recently completed core conversion;

•	Amortization of core deposit intangible decreased by $28 thousand, or 15.8%, primarily due to lower amortization related to the $2.7 million and $1.5 million, respectively, in core deposit intangibles recognized in the Virginia Partners and Liberty Bell Bank acquisitions;

•	Losses on other real estate owned increased by $129 thousand, or 567.2%, primarily due to valuation adjustments being recorded on two properties during the second quarter of 2021, as compared to no valuation adjustments being recorded during the same period of 2020, which was partially offset by lower expenses related to other real estate owned; and

•	Other expenses increased by $214 thousand, or 7.4%, primarily due to higher expenses related to FDIC insurance assessments, marketing and advertising, ATMs, consulting, data processing, telephone and data circuits, travel and entertainment, other losses and debit/credit/merchant card, which were partially offset by lower expenses related to loans, and Nasdaq listing fees.

Other expenses in the first six months of 2021 increased by $2.1 million, or 11.8%, when compared to the first six months of 2020. Key changes in the components of other expenses for the six months ended June 30, 2021, as compared to the same period in 2020, are as follows:

•	Salaries and employee benefits increased by $1.3 million, or 14.0%, primarily due to increases related to staffing changes, including expenses associated with Virginia Partners’ new key hires and expansion into the Greater Washington market and Delmarva opening its new full-service branch at 26th Street in Ocean City, Maryland, merit increases, stock-based compensation expense and benefit costs. In addition, due to the increase in mortgage banking income from Virginia Partners’ majority owned subsidiary Johnson Mortgage Company, LLC, as well as higher mortgage division fees at Delmarva, salaries and employee benefits increased due to an increase in commissions expense paid;

•	Premises and equipment increased by $218 thousand, or 9.6%, primarily due to increases related to Delmarva opening its new information technology and training center during the fourth quarter of 2020 and its new full-service branch at 26th Street in Ocean City, Maryland during the second quarter of 2021, repairs and maintenance, and software amortization associated with Virginia Partners’ recently completed core conversion, which were partially offset by lower expenses related to building security at Virginia Partners;

•	Amortization of core deposit intangible decreased by $57 thousand, or 15.6%, primarily due to lower amortization related to the $2.7 million and $1.5 million, respectively, in core deposit intangibles recognized in the Virginia Partners and Liberty Bell Bank acquisitions;

•	Losses on other real estate owned increased by $105 thousand, or 240.2%, primarily due to valuation adjustments being recorded on two properties during the first six months of 2021, as compared to no valuation adjustments being recorded during the same period of 2020, which was partially offset by lower expenses related to other real estate owned; and

•	Other expenses increased by $495 thousand, or 8.9%, primarily due to higher expenses related to FDIC insurance assessments, marketing and advertising, legal, consulting, data processing, mobile banking, telephone and data circuits, travel and entertainment, other losses, board expenses and debit/credit/merchant card, which were partially offset by lower expenses related to loans and ATMs.

Federal and State Income Taxes

Federal and state income taxes for the three months ended June 30, 2021 increased by $375 thousand, or 125.4%, when compared to the three months ended June 30, 2020. This increase was due primarily to higher consolidated income before taxes, which was partially offset by higher earnings on tax-exempt income, primarily bank owned life insurance policies. For the three months ended June 30, 2021, the Company’s effective tax rate was approximately 23.8% as compared to 22.3% for the same period in 2020.

Federal and state income taxes for the first six months of 2021 decreased by $95 thousand, or 8.7%, when compared to the first six months of 2020. This decrease was due primarily to lower consolidated income before taxes and higher earnings on tax-exempt income, primarily bank owned life insurance policies. For the six months ended June 30, 2021, the Company’s effective tax rate was approximately 23.6% as compared to 24.2% for the same period in 2020.

In addition, Virginia Partners is not subject to Virginia state income tax, but instead pays Virginia franchise tax. The Virginia franchise tax paid by Virginia Partners is recorded in the “Other expenses” line item on the Consolidated Statements of Income for the three and six months ended June 30, 2021 and 2020, and contributed to the Company’s lower effective tax rate for the first six months of 2021 as compared to the same period in 2020.

Balance Sheet

Changes in key balance sheet components as of June 30, 2021 compared to December 31, 2020 were as follows:

•	Total assets as of June 30, 2021 were $1.61 billion, an increase of $94.8 million, or 6.3%, from December 31, 2020. Key drivers of this change were increases in cash and cash equivalents and total loans held for investment;

•	Interest bearing deposits in other financial institutions as of June 30, 2021 were $247.6 million, an increase of $28.9 million, or 13.2%, from December 31, 2020. Key drivers of this change were total deposit growth outpacing total loan growth, a decrease in investment securities available for sale, at fair value, and the Company repositioning its excess liquidity in order to earn higher amounts of interest income, which were partially offset by a decrease in long-term borrowings with the Federal Home Loan Bank and other borrowings;

•	Federal funds sold as of June 30, 2021 were $66.6 million, an increase of $16.3 million, or 32.4%, from December 31, 2020. Key drivers of this change were the aforementioned items noted in the analysis of interest bearing deposits in other financial institutions;

•	Investment securities available for sale, at fair value as of June 30, 2021 were $119.0 million, a decrease of $6.0 million, or 4.8%, from December 31, 2020. Key drivers of this change were higher yielding investment securities being called, accelerated prepayments on mortgage-backed investment securities in the low interest rate environment and a decrease in unrealized gains on the investment securities available for sale portfolio;

•	Loans, net of unamortized discounts on acquired loans of $3.2 million as of June 30, 2021 were $1.09 billion, an increase of $56.3 million, or 5.4%, from December 31, 2020. Key drivers of this change were the origination and funding of approximately $30.9 million in loans under round two of the PPP, which was partially offset by forgiveness payments received of approximately $47.0 million under rounds one and two of the PPP, and an increase in organic growth, including growth of approximately $17.2 million in loans related to Virginia Partners’ recent expansion into the Greater Washington market. As of June 30, 2021, approximately $26.2 million in loans under rounds one and two of the PPP were still outstanding;

•	Total deposits as of June 30, 2021 were $1.41 billion, an increase of $139.6 million, or 11.0%, from December 31, 2020. Key drivers of this change were organic growth as a result of our continued focus on total relationship banking and Virginia Partners’ recent expansion into the Greater Washington market, customers seeking the liquidity and safety of deposit accounts in light of continuing economic uncertainty surrounding the COVID-19 pandemic, and the funding of loans under round two of the PPP, the proceeds of which were deposited directly into the operating accounts of these customers at the Company;

•	Total borrowings as of June 30, 2021 were $51.8 million, a decrease of $47.6 million, or 47.9%, from December 31, 2020. Key drivers of this change was a decrease in long-term borrowings with the Federal Home Loan Bank due to maturities and payoffs of borrowings that were not replaced and a decrease in borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company had previously been pledged as collateral. During the first quarter of 2021, the Company used a portion of its excess cash and cash equivalents to repay all borrowings that were previously outstanding under the PPP Liquidity Facility; and

•	Total stockholders’ equity as of June 30, 2021 was $137.3 million, an increase of $650 thousand, or 0.5%, from December 31, 2020. Key drivers of this change was the net income attributable to the Company for the six months ended June 30, 2021, which was partially offset by the decrease in accumulated other comprehensive income, net of tax, cash dividends paid to shareholders and the repurchase of shares of the Company’s common stock under the Company’s Board of Directors approved stock purchase plan.

Changes in key balance sheet components as of June 30, 2021 compared to June 30, 2020 were as follows:

•	Total assets as of June 30, 2021 were $1.61 billion, an increase of $113.0 million, or 7.6%, from June 30, 2020. Key drivers of this change were increases in cash and cash equivalents, total loans held for investment and bank owned life insurance, which were partially offset by decreases in investment securities available for sale, at fair value;

•	Cash and due from banks as of June 30, 2021 were $13.9 million, a decrease of $54.9 million, or 79.7%, from June 30, 2020. Key drivers of this change were increases in interest bearing deposits in other financial institutions and federal funds sold as the Company repositioned its excess liquidity in order to earn higher amounts of interest income;

•	Interest bearing deposits in other financial institutions as of June 30, 2021 were $247.6 million, an increase of $104.1 million, or 72.6%, from June 30, 2020. Key drivers of this change were the aforementioned deposits noted in the cash and due from banks analysis, a decrease in investment securities available for sale, at fair value, and total deposit growth outpacing total loan growth, which were partially offset by decreases in both short and long-term borrowings with the Federal Home Loan Bank, and a decrease in other borrowings;

•	Federal funds sold as of June 30, 2021 were $66.6 million, an increase of $30.1 million, or 82.6%, from June 30, 2020. Key drivers of this change were the aforementioned items noted in the analysis of cash and due from banks and interest bearing deposits in other financial institutions;

•	Investment securities available for sale, at fair value as of June 30, 2021 were $119.0 million, a decrease of $11.0 million, or 8.4%, from June 30, 2020. Key drivers of this change were higher yielding investment securities being called, accelerated prepayments on mortgage-backed investment securities in the low interest rate environment and a decrease in unrealized gains on the investment securities available for sale portfolio;

•	Loans, net of unamortized discounts on acquired loans of $3.2 million as of June 30, 2021 were $1.09 billion, an increase of $38.5 million, or 3.7%, from June 30, 2020. Key drivers of this change were the origination and funding of approximately $33.6 million in loans under rounds one and two of the PPP, which was partially offset by forgiveness payments received of approximately $68.9 million under rounds one and two of the PPP, and an increase in organic growth, including growth of approximately $17.2 million in loans related to Virginia Partners’ recent expansion into the Greater Washington market. As of June 30, 2021, approximately $26.2 million in loans under rounds one and two of the PPP were still outstanding. The Company’s organic growth over the comparable periods has been negatively impacted due to higher pay-offs and tempered loan demand due to the uncertainty surrounding the COVID-19 pandemic;

•	Total deposits as of June 30, 2021 were $1.41 billion, an increase of $217.0 million, or 18.2%, from June 30, 2020. Key drivers of this change were organic growth as a result of our continued focus on total relationship banking and Virginia Partners’ recent expansion into the Greater Washington market, customers seeking the liquidity and safety of deposit accounts in light of continuing economic uncertainty surrounding the COVID-19 pandemic, and the funding of loans under rounds one and two of the PPP, the proceeds of which are deposited directly into the operating account of these customers at the Company;

•	Total borrowings as of June 30, 2021 were $51.8 million, a decrease of $109.1 million, or 67.8%, from June 30, 2020. Key drivers of this change were decreases in both short and long-term borrowings with the Federal Home Loan Bank due to maturities and payoffs of borrowings that were not replaced and a decrease in borrowings at the Federal Reserve Bank Discount Window under the PPP Liquidity Facility in which the loans under the PPP originated by the Company had previously been pledged as collateral. During the first quarter of 2021, the Company used a portion of its excess cash and cash equivalents to repay all borrowings that were previously outstanding under the PPP Liquidity Facility; and

•	Total stockholders’ equity as of June 30, 2021 was $137.3 million, an increase of $2.4 million, or 1.8%, from June 30, 2020. The key driver of this change was the net income attributable to the Company for the period July 1, 2020 through June 30, 2021, which was partially offset by a decrease in accumulated other comprehensive income, net of tax, cash dividends paid to shareholders and the repurchase of shares of the Company’s common stock under the Company’s Board of Director approved stock purchase plan.

As of June 30, 2021, all of the capital ratios of Delmarva and Virginia Partners continue to exceed regulatory requirements, with total risk-based capital substantially above well-capitalized regulatory requirements.

Asset Quality

The asset quality measures depicted below continue to reflect the Company’s efforts to prudently charge-off loans as losses are identified and maintain an appropriate allowance for credit losses.

The following table depicts the net charge-off activity for the three and six months ended June 30, 2021 and 2020:

Net Charge-off Activity	Three Months Ended June 30,		Six Months Ended June 30,

Dollars in Thousands	2021	2020	2021	2020
Net charge-offs	$300	$343	$491	$476
Net charge-offs/Average loans (annualized)	0.11%	0.13%	0.09%	0.09%

The following table depicts the level of the allowance for credit losses as of June 30, 2021, December 31, 2020 and June 30, 2020:

Allowance for Credit Losses

Dollars in Thousands	June 30, 2021	December 31, 2020	June 30, 2020
Allowance for credit losses	$15,310	$13,203	$10,003
Allowance for credit losses/Period end loans	1.40%	1.28%	0.95%
Allowance for credit losses/Period end loans (excluding PPP loans)	1.44%	1.33%	1.01%
Allowance for credit losses/Nonaccrual loans	220.57%	268.90%	185.14%
Allowance for credit losses/Nonperforming loans	203.59%	268.79%	185.14%

As of June 30, 2021, the Company has not yet adopted FASB ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The adoption of this accounting standard will require the Company to calculate its allowance for credit losses on the basis of the current expected credit losses over the lifetime of our loans, or the CECL model, which is expected to be applicable to the Company beginning in 2023.

The following table depicts the unamortized discounts on acquired loans related to the acquisitions of Liberty Bell Bank and Virginia Partners:

Unamortized Discounts on Acquired Loans

Dollars in Thousands	June 30, 2021	December 31, 2020	June 30, 2020
Unamortized discounts on acquired loans	$3,223	$4,005	$4,977

The following table depicts the level of nonperforming assets as of June 30, 2021, December 31, 2020 and June 30, 2020:

Nonperforming Assets

Dollars in Thousands	June 30, 2021	December 31, 2020	June 30, 2020
Nonaccrual loans	$6,941	$4,910	$5,403
Loans past due 90 days and accruing interest	$579	$2	$-
Total nonperforming loans	$7,520	$4,912	$5,403
Other real estate owned, net	$2,257	$2,677	$2,546
Total nonperforming assets	$9,777	$7,589	$7,949
Nonperforming assets/Total assets	0.61%	0.50%	0.53%
Nonperforming assets/Total loans and other real estate owned, net	0.89%	0.73%	0.75%

COVID-19 Pandemic Update

In connection with the ongoing COVID-19 pandemic, both Delmarva and Virginia Partners continue to follow their pandemic response plans, which were enacted in February 2020. To date, management believes that the plans have been implemented successfully. The operation of these plans continues to require daily oversight in order to properly navigate this complex and ever-changing environment. The roll out of these plans previously resulted in adjustments to both Delmarva and Virginia Partners branch operations, including, but not limited to, lobby and drive-thru hours as well as physical access, the provision of personal protection equipment to employees and customers, and having employees work remotely whenever possible. As of June 30, 2021, both Delmarva and Virginia Partners branch operations were operating under normal lobby and drive-thru hours. In addition, the majority of Delmarva’s and Virginia Partners’ employees, with a few exceptions, have shifted from remote work to returning to the office on either a full-time or hybrid basis. Delmarva and Virginia Partners continue to proactively work with their local, state and federal government agencies to ensure their response to the COVID-19 pandemic is both safe and sound with little disruption to their customers. Additionally, Delmarva and Virginia Partners continue to take necessary precautions in order to protect their staffs, customers and their families as well as their communities, and to limit the ongoing impact of the COVID-19 pandemic.

The Company’s focus from the beginning has been ensuring the health and safety of its employees and customers, providing all necessary financial support and services to its customers and communities, continuing to operate Delmarva and Virginia Partners in a safe and sound manner, and protecting the investment its shareholders have made in the Company. Beginning late in the first quarter of 2020, both Delmarva and Virginia Partners began assisting their customers in obtaining loans under the PPP in order to further assist their communities. During round one of this program, on a consolidated basis, the Company directly originated and funded almost 700 loans totaling approximately $64.2 million, all of which were previously pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. Beginning in the fourth quarter of 2020 and continuing through the second quarter of 2021, the Company received forgiveness payments from the Small Business Administration related to many of these loans. As of June 30, 2021, on a consolidated basis, the Company had approximately $2.8 million in loans still outstanding under round one of this program, none of which have been pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. Remaining aggregate fees, net of costs to originate, from the Small Business Administration of approximately $50 thousand will continue to be recognized in interest income over the life of these loans. Upon forgiveness of these loans, the remaining aggregate fees, net of costs to originate, will be recognized in interest income on an accelerated basis, which the Company expects to continue through 2021.

Beginning early in the first quarter of 2021, both Delmarva and Virginia Partners began assisting their customers in obtaining loans under round two of this program. As of June 30, 2021, on a consolidated basis, the Company has directly originated and funded over 430 loans totaling approximately $30.9 million, none of which have been pledged as collateral to the Federal Reserve Bank Discount Window under the PPP Liquidity Facility. As of June 30, 2021, on a consolidated basis, the Company had approximately $23.4 million in loans still outstanding under round two of this program. Aggregate fees, net of costs to originate, from the Small Business Administration of approximately $1.3 million will continue to be recognized in interest income over the life of these loans. Upon forgiveness of these loans, the remaining aggregate fees, net of costs to originate, will be recognized in interest income on an accelerated basis.

In addition, in an effort to support the Company’s borrowers in their times of need, the Company has granted loan payment deferrals to certain borrowers, who were current on their payments prior to the COVID-19 pandemic, on a short-term basis of three to six months. At the peak, which occurred during the second quarter of 2020, the Company, on a consolidated basis, had approved loan payment deferrals or payments of interest only for 548 loans totaling $286.6 million, which represented approximately 28.8% of total loan balances outstanding. As of June 30, 2021, approximately 99.2% of the loan balances that were approved by the Company, on a consolidated basis, for loan payment deferrals or payments of interest only have either resumed regular payments or have paid off. As of June 30, 2021, on a consolidated basis, the Company had full loan payment deferrals whose modification periods had not ended or had been further extended for 2 owner occupied commercial real estate loans totaling $2.3 million, all of which are still accruing interest. As of June 30, 2021, these 2 loans represent 0.05% of the total number of loans outstanding, 0.22% of total loan balances outstanding, and 0.85% of total loan portfolio segmentation balances outstanding, each excluding loans originated under the PPP of the Small Business Administration.

The Company continues to closely monitor credit risk and its exposure to increased loan losses resulting from the impact of the COVID-19 pandemic on its borrowers. The Company has identified nine specific higher risk industries to monitor the credit exposure of during this crisis.

The table below identifies these higher risk industries and the Company’s exposure to them as of June 30, 2021:

As of June 30, 2021
Higher Risk Industries	Loan balances outstanding (dollars in thousands)	Number of loans outstanding	As a percentage of total loan balances outstanding (%)*
Hospitality (Hotels)	$88,469	42	8.27%
Amusement Services	$10,587	10	0.99%
Restaurants	$50,863	72	4.75%
Retail Commercial Real Estate	$52,235	42	4.88%
Movie Theatres	$8,249	3	0.77%
Aviation	$0	0	0.00%
Charter Boats/Cruises	$0	0	0.00%
Commuter Services	$143	8	0.01%
Manufacturing/Distribution	$2,911	13	0.27%
Totals	$213,457	190	19.94%

*  Excludes loans originated under the PPP of the Small Business Administration.

As of June 30, 2021, there were no loans within these higher risk industries with respect to which the Company has granted loan payment deferrals.

Lloyd B. Harrison, III, the Company’s Chief Executive Officer, commented, “I continue to remain very encouraged by the optimistic signs of recovery and increased economic activity in the markets in which we operate. I am pleased with our improved earnings for the second quarter of 2021, with net income attributable to the Company increasing by 98.5% and 108.0% when compared to the first quarter of 2021 and the second quarter of 2020, respectively. Despite the impact of a 38.1% net decrease in PPP loans, the Company generated loan growth of 5.4% for the first six months of 2021 and finished the period maintaining strong asset quality. As a company we have continued to focus on expanding and attracting new relationships in our existing and expansion markets. As a result of these efforts, the Company generated strong deposit growth of 11.0% during the first six months of 2021, including growth in non-interest bearing demand deposits of 22.2%, which now represent 33.9% of total deposits at June 30, 2021 as compared to 30.8% at December 31, 2020. The historically low interest rate environment, coupled with strong competition for loans and excess liquidity, has continued to drive margin pressure for Delmarva and Virginia Partners, but it has contributed to higher volume for Virginia Partners majority owned subsidiary Johnson Mortgage Company, LLC. While Johnson Mortgage Company experienced a slowdown in originations during the later portion of the second quarter of 2021, we believe they will continue to provide meaningful earnings and be a strong source of noninterest income for the balance of 2021. For the remainder of the year, our focus will continue to be finding ways to increase the efficiencies of our combined organization, maintaining asset quality, prudently growing our loan portfolio and deploying excess liquidity. With our current levels of liquidity and capital, combined with our emphasis on total relationship banking as well as our current pipeline of opportunities, we believe we are well positioned to deliver solid growth, increased profitability and enhanced shareholder value.”

Harrison continued, “During the first six months of 2021 we have accomplished a number of the strategic objectives we identified for the year. During the second quarter of 2021, Delmarva opened its twelfth full-service branch at 26th Street in Ocean City, Maryland and Virginia Partners successfully relocated its full-service branch at 2521 Cowan Boulevard, Fredericksburg, Virginia to 7415 Laughlin Boulevard, Spotsylvania, Virginia. In addition, during the second quarter of 2021, Virginia Partners received regulatory approval to open its new branch and commercial banking office in Reston, Virginia, which is expected to open during the third quarter of this year. The expansion into the Greater Washington market has continued to occur faster than originally projected and we believe it will be a significant driver of balance sheet growth for Virginia Partners and the Company over the next few years. Lastly, the Delmarva core conversion, which is expected to be completed as scheduled during the third quarter of 2021, will play a significant role in increasing the operating efficiencies of our combined organization.”

About Partners Bancorp

Partners Bancorp is the holding company for The Bank of Delmarva and Virginia Partners Bank. The Bank of Delmarva commenced operations in 1896. The Bank of Delmarva’s main office is in Seaford, Delaware and it conducts full service commercial banking through twelve branch locations in Maryland and Delaware, and three branches, operating under the name Liberty Bell Bank, in the South Jersey/Philadelphia metro market. The Bank of Delmarva focuses on serving its local communities, knowing its customers and providing superior customer service. Virginia Partners Bank, headquartered in Fredericksburg, Virginia, was founded in 2008 and has three branches in Fredericksburg, Virginia. In Maryland, Virginia Partners Bank trades under the name Maryland Partners Bank (a division of Virginia Partners Bank), and operates a full service branch and commercial banking office in La Plata, Maryland and a Loan Production Office in Annapolis, Maryland. Virginia Partners Bank also owns a controlling stake in Johnson Mortgage Company, LLC, which is a residential mortgage company headquartered in Newport News, Virginia, with branch offices in Fredericksburg and Williamsburg, Virginia. For more information, visit www.bankofdelmarvahb.com and www.vapartnersbank.com.

For further information, please contact Lloyd B. Harrison, III, Chief Executive Officer, at 540-899-2234, John W. Breda, President and Chief Operating Officer, at 410-548-1100 x18112, J. Adam Sothen, Chief Financial Officer, at 540-322-5521, or Betsy Eicher, Chief Accounting Officer, at 667-253-2904.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include, without limitation, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, or which use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “will,” “intend,” “should,” “could,” or similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, Mr. Harrison’s quotes and statements regarding expected future financial performance, potential effects of the COVID-19 pandemic, strategic business initiatives including growth in the Greater Washington market and the anticipated effects thereof, margin compression, technology initiatives, asset quality, adequacy of allowances for credit losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels and slowdowns in economic growth, including as a result of the COVID-19 pandemic, (4) the effect of steps the Company takes in response to the COVID-19 pandemic, the severity and duration of the pandemic and the distribution and efficacy of vaccines, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein, (5) legislative or regulatory changes and requirements, including further legislative and regulatory reactions to the COVID-19 pandemic, and the application of the Basel III capital standards to Delmarva and Virginia Partners, (6) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (7) the value of securities held in the Company’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the level of net charge-offs on loans and the adequacy of our allowance for credit losses, (10) demand for loan products, (11) deposit flows, (12) the strength of the Company’s counterparties and the economy in general, (13) competition from both banks and non-banks, (14) demand for financial services in the Company’s market area, (15) reliance on third parties for key services, (16) the commercial and residential real estate markets, (17) the Company’s strategic initiatives, including the Company’s intention to expand, (18) cyber threats, attacks or events, (19) expansion of Delmarva’s and Virginia Partners’ product offerings, (20) accounting principles, policies and guidelines, and elections by the Company thereunder, and (21) potential claims, damages, and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in and administration of programs related to the COVID-19 pandemic. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. For additional information on risk factors that could affect the forward-looking statements contained herein, see the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission.

PARTNERS BANCORP

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,	December 31,
	2021	2020	2020
	(Unaudited)	(Unaudited)	*
ASSETS
Cash and due from banks	$13,940,087	$68,838,399	$13,643,016
Interest bearing deposits in other financial institutions	247,575,735	143,478,477	218,667,336
Federal funds sold	66,595,917	36,469,391	50,300,839
Cash and cash equivalents	328,111,739	248,786,267	282,611,191
Investment securities available for sale, at fair value	118,954,612	129,919,929	124,924,656
Loans held for sale	4,928,534	6,927,228	9,857,991
Loans, less allowance for credit losses of $15,309,575 at June 30, 2021, $10,003,065 at June 30, 2020 and $13,202,803 at December 31, 2020	1,076,492,395	1,043,274,940	1,022,302,061
Accrued interest receivable	4,293,056	6,205,407	5,229,467
Premises and equipment, less accumulated depreciation	16,483,496	14,332,146	15,438,868
Restricted stock	4,869,456	4,420,550	5,444,656
Operating lease right-of-use assets	6,131,248	4,122,955	3,983,493
Finance lease right-of-use assets	1,755,514	1,892,414	1,823,964
Other investments	5,076,407	6,730,024	5,090,786
Bank owned life insurance	18,027,221	7,916,569	14,841,304
Other real estate owned, net	2,257,125	2,545,885	2,676,623
Core deposit intangible, net	2,353,684	3,010,051	2,660,045
Goodwill	9,581,668	9,390,809	9,581,668
Other assets	9,667,290	6,527,266	7,754,647
Total assets	$1,608,983,445	$1,496,002,440	$1,514,221,420

LIABILITIES
Deposits:
Non-interest bearing demand	$477,252,559	$377,448,591	$390,511,222
Interest bearing demand	145,109,355	102,196,615	125,130,843
Savings and money market	363,667,932	270,167,684	323,487,886
Time	421,739,165	440,918,796	429,010,254
	1,407,769,011	1,190,731,686	1,268,140,205
Accrued interest payable	327,453	508,306	401,989
Short-term borrowings with the Federal Home Loan Bank	-	21,200,000	-
Long-term borrowings with the Federal Home Loan Bank	26,642,500	53,301,071	32,971,786
Subordinated notes payable, net	24,126,051	23,883,106	24,101,069
Other borrowings	1,078,182	62,531,661	42,382,191
Operating lease liabilities	6,449,675	4,428,671	4,300,831
Finance lease liabilities	2,183,921	2,298,617	2,241,673
Other liabilities	3,061,692	2,148,429	2,986,908
Total liabilities	1,471,638,485	1,361,031,547	1,377,526,652

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $.01, authorized 40,000,000 shares, issued and outstanding 17,785,472 at June 30, 2021, 17,809,185 at June 30, 2020 and 17,758,448 at December 31, 2020 including 58,824 nonvested shares as of June 30, 2021, and 0 nonvested shares as of June 30, 2020 and December 31, 2020, respectively	177,266	178,092	177,584
Surplus	87,020,640	87,552,302	87,199,723
Retained earnings	48,038,517	44,340,637	45,673,428
Noncontrolling interest in consolidated subsidiaries	1,004,575	823,651	1,345,833
Accumulated other comprehensive income, net of tax	1,103,962	2,076,211	2,298,200
Total stockholders' equity	137,344,960	134,970,893	136,694,768
Total liabilities and stockholders' equity	$1,608,983,445	$1,496,002,440	$1,514,221,420

 *  Derived from audited consolidated financial statements.

The amounts presented in the Consolidated Balance Sheets as of June 30, 2021 and 2020 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.

PARTNERS BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	June 30,
	2021	2020
INTEREST INCOME ON:
Loans, including fees	$13,330,400	$13,132,393
Investment securities:
Taxable	326,739	429,337
Tax-exempt	220,231	236,197
Federal funds sold	9,299	14,522
Other interest income	117,005	125,867
	14,003,674	13,938,316

INTEREST EXPENSE ON:
Deposits	1,736,280	2,455,774
Borrowings	553,655	585,423
	2,289,935	3,041,197

NET INTEREST INCOME	11,713,739	10,897,119
Provision for credit losses	858,000	2,527,000

NET INTEREST INCOME AFTER PROVISION
FOR CREDIT LOSSES	10,855,739	8,370,119

OTHER INCOME:
Service charges on deposit accounts	181,585	142,331
Gains on sales and calls of investment securities	5,559	472,041
Mortgage banking income	940,198	819,665
Gains on sales of other assets	706	-
Other income	1,087,341	705,060
	2,215,389	2,139,097

OTHER EXPENSES:
Salaries and employee benefits	5,475,746	4,821,788
Premises and equipment	1,218,101	1,133,209
Amortization of core deposit intangible	151,538	179,931
Losses on other real estate owned	152,294	22,827
Other expenses	3,111,945	2,897,706
	10,109,624	9,055,461

INCOME BEFORE TAXES ON INCOME	2,961,504	1,453,755

Federal and state income taxes	673,879	298,950

NET INCOME	$2,287,625	$1,154,805
Net (income) attributable to noncontrolling interest	$(124,375)	$(114,748)
Net income attributable to Partners Bancorp	$2,163,250	$1,040,057

Earnings per common share:
Basic	$0.122	$0.058
Diluted	$0.122	$0.058

The amounts presented in these Consolidated Statements of Income for the three months ended June 30, 2021 and 2020 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.

PARTNERS BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Six Months Ended
	June 30,
	2021	2020
INTEREST INCOME ON:
Loans, including fees	$26,236,463	$26,491,383
Investment securities:
Taxable	447,701	863,989
Tax-exempt	444,831	461,271
Federal funds sold	19,405	111,695
Other interest income	254,541	358,598
	27,402,941	28,286,936

INTEREST EXPENSE ON:
Deposits	3,594,820	5,043,038
Borrowings	1,160,212	1,237,309
	4,755,032	6,280,347

NET INTEREST INCOME	22,647,909	22,006,589
Provision for credit losses	2,598,000	3,174,600

NET INTEREST INCOME AFTER PROVISION
FOR CREDIT LOSSES	20,049,909	18,831,989

OTHER INCOME:
Service charges on deposit accounts	350,696	431,508
Gains on sales and calls of investment securities	19,793	568,309
Mortgage banking income	2,108,679	1,284,503
Gains on sales of other assets	1,405	-
Other income	1,988,926	1,408,013
	4,469,499	3,692,333

OTHER EXPENSES:
Salaries and employee benefits	10,945,766	9,600,879
Premises and equipment	2,475,024	2,257,451
Amortization of core deposit intangible	306,361	363,147
Losses on other real estate owned	148,169	43,553
Other expenses	6,074,731	5,579,920
	19,950,051	17,844,950

INCOME BEFORE TAXES ON INCOME	4,569,357	4,679,372

Federal and state income taxes	1,007,073	1,102,465

NET INCOME	$3,562,284	$3,576,907
Net (income) attributable to noncontrolling interest	$(309,390)	$(130,707)
Net income attributable to Partners Bancorp	$3,252,894	$3,446,200

Earnings per common share:
Basic	$0.183	$0.194
Diluted	$0.183	$0.193

The amounts presented in these Consolidated Statements of Income for the six months ended June 30, 2021 and 2020 are unaudited but include all adjustments which, in management's opinion, are necessary for fair presentation.